Exhibit 99.2

Century Aluminum Company Announces Tender Offer and Consent Solicitation for Its 8% Senior Secured Notes due 2014

Chicago, IL (May 20, 2013) – Century Aluminum Company (NASDAQ: CENX) (“Century”) announced today that it has commenced a cash tender offer for any and all of its $249,603,550 outstanding principal amount of 8% Senior Secured Notes due 2014 (CUSIP/ISIN No. 156431AJ7/US156431AJ73) (the “Notes”). In conjunction with the tender offer, Century is soliciting consents to eliminate most of the covenants, certain events of default applicable to the Notes and certain other provisions contained in the indenture governing the Notes (the “Indenture”). Century expects to fund the tender offer with the proceeds of a debt financing.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on June 17, 2013, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and provide their consents to the amendments to the Indenture before 5:00 p.m., New York City time, on June 3, 2013, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below), which includes a consent payment. The tender offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Expiration and accepted for purchase could receive payment of the Total Consideration as early as June 4, 2013. Holders that validly tender their Notes after the Consent Expiration will receive the Tender Offer Consideration (as defined below) promptly after the Expiration Time. Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (as defined below).

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Consent Expiration is $1,003.75, which includes a consent payment of $30 per $1,000 principal amount of Notes. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $973.75 for each $1,000 principal amount of Notes. Holders will also receive accrued and unpaid interest from the last interest payment on the Notes up to, but not including, the applicable settlement date for all of such Notes that we accept for purchase in the tender offer.

Tendered Notes may be withdrawn and consents may be revoked before 5:00 p.m., New York City time, on June 3, 2013, unless extended (the “Withdrawal Time”), but generally not afterwards. Any extension, termination or amendment of the tender offer will be followed as promptly as practicable by a public announcement thereof.

The tender offer is subject to the satisfaction of certain conditions including: (1) receipt of consents to the amendments to the Indenture from holders of a majority in principal amount of the outstanding Notes, excluding any such Notes owned by Century or certain of its affiliates, and execution of a supplemental indenture effecting such amendments, (2) completion of satisfactory financing and (3) certain other customary conditions.

The complete terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and related Consent and Letter of Transmittal (“Letter of Transmittal”) that are being sent to holders of the Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Tender Agent and Information Agent for the offer, D.F. King & Co., Inc., at (800) 549-6650 (toll-free) or (212) 269-5550 (collect).

Credit Suisse Securities (USA) LLC is the Dealer Manager and Solicitation Agent for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) and (212) 538-2147 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is being made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the tender offer and solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of Century, the Dealer Manager and Solicitation Agent or the Depositary and Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the tender offer or provide the related consents, and no one has been authorized to make such a recommendation.

Century expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century’s corporate offices are located in Chicago, Illinois. More information can be found at www.centuryaluminum.com.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements are statements about future, not past, events and involve certain important known and unknown risks, uncertainties and assumptions, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; increases in global aluminum inventories and the addition of new or restarted global aluminum production capacity; weakening of the company’s U.S. customer markets; our ability to successfully obtain long-term competitive power arrangements for our U.S. plants, including access to the wholesale power market for Hawesville and a favorable conclusion of the power negotiations for Ravenswood; and our ability to successfully progress the potential restart of our Ravenswood smelter. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our filings with the Securities and Exchange Commission, including Century’s Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved, and we do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager — Corporate Finance, Landsbankinn hf.

Steingrimur Helgason, Director — Corporate Finance, Landsbankinn hf.

Contacts:

Mike Dildine (media)

831-642-9364

Shelly Harrison (investors)

831-642-9357